Prospectus Supplement
November 13, 2001
                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration Number 333-69592
(To Prospectus dated September 28, 2001)

                                  $300,000,000

                      [WISCONSIN ENERGY CORPORATION LOGO]

                    5.50% Senior Notes due December 1, 2008

                               ----------------

   We will pay interest on the notes on June 1 and December 1 of each year, beginning June 1, 2002. The notes will mature on December 1, 2008. The notes will be issued only in denominations of $1,000 and multiples of $1,000. We may, at our option, redeem the notes in whole or in part prior to maturity at the redemption price described in this prospectus supplement.

   The notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt and other obligations from time to time outstanding.

                               ----------------

                                                      Per Note        Total
                                                      --------        -----
Public offering price (1)............................ 99.664%      $298,992,000
Underwriting discount................................  0.625%      $  1,875,000
Proceeds, before expenses, to Wisconsin Energy....... 99.039%      $297,117,000

--------
(1) Plus accrued interest from November 20, 2001, if settlement occurs after that date.

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

   The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 20, 2001.

                               ----------------

                          Joint Book-Running Managers

Banc of America Securities LLC                          Bear, Stearns & Co. Inc.

                               ----------------

Banc One Capital Markets, Inc.
          JPMorgan
                           U.S. Bancorp Piper Jaffray
                                                           Robert W. Baird & Co.
                                                               Incorporated

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Summary of the Offering.................................................. S-3
Wisconsin Energy Corporation............................................. S-4
Ratio of Earnings to Fixed Charges....................................... S-4
Use of Proceeds.......................................................... S-4
Capitalization........................................................... S-5
Description of the Senior Notes.......................................... S-5
Underwriting............................................................. S-8
Legal Matters............................................................ S-9
Documents Incorporated by Reference...................................... S-9

                                   Prospectus

About this Prospectus....................................................   3
Forward-Looking Statements and Cautionary Factors........................   3
Wisconsin Energy.........................................................   4
The WEC Trusts...........................................................   4
Use of Proceeds..........................................................   6
Ratio of Earnings to Fixed Charges.......................................   6
Description of Debt Securities...........................................   7
Description of Preferred Securities of WEC Capital Trust II..............  17
Description of Guarantees................................................  27
Relationship Among the Preferred Securities, the Corresponding Junior
 Subordinated Debentures and the Guarantees..............................  30
Description of Wisconsin Energy Preferred Stock..........................  33
Book-Entry Issuance......................................................  34
Plan of Distribution.....................................................  36
Legal Matters............................................................  37
Experts..................................................................  37
Where You Can Find More Information......................................  38

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

   References in this prospectus supplement to "we," "us," "our," and "Wisconsin Energy" are to Wisconsin Energy Corporation and its consolidated subsidiaries or to the parent holding company, as appropriate in the context.

                            SUMMARY OF THE OFFERING

Issuer....................  Wisconsin Energy Corporation.

Securities offered........  $300,000,000 of 5.50% senior notes due December 1,
                            2008.

Maturity..................  The notes will mature on December 1, 2008.

Interest payment dates....  June 1 and December 1 of each year, beginning June
                            1, 2002.

Redemption................  We may redeem the notes at any time, in whole or in part, at the redemption price described under "Description of the Senior Notes --Redemption at Our Option." We are not required to establish a sinking fund to retire the notes prior to maturity.

Ranking...................  The notes are unsecured and unsubordinated and will rank equally with all our other unsecured and unsubordinated indebtedness and other obligations from time to time outstanding. We are a holding company and conduct all of our operations through subsidiaries. See "Description of Debt Securities-- Ranking of Debt Securities" in the accompanying prospectus.

Covenants.................  The indenture governing the notes will limit our ability and the ability of our subsidiaries to pledge or otherwise encumber the stock of certain of our subsidiaries. The indenture governing the notes will also limit our ability to enter into mergers, consolidations, or sales of all or substantially all of our assets unless the successor company assumes our obligations under the indenture. These covenants are subject to a number of important qualifications and limitations. See "Description of the Senior Notes--Additional Covenants."

Use of proceeds...........  We will use the estimated $296.7 million in net proceeds from this offering to repay a portion of our outstanding commercial paper as it matures. See "Use of Proceeds."

Trustee...................  The trustee under the indenture is Bank One Trust
                            Company, National Association.

                          WISCONSIN ENERGY CORPORATION

   We are a diversified holding company with subsidiaries primarily in three segments: a utility energy segment, a non-utility energy segment and a manufacturing segment.

   The utility energy segment accounted for approximately 78% and 77% of our total assets at December 31, 2000 and September 30, 2001, respectively, and 76% and 75% of our total operating revenues and 94% and 86% of our operating income in the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

   For a further summary description of our business, see "Wisconsin Energy" on page 4 in the accompanying prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our historical ratios of earnings to fixed charges are described below for the periods indicated.

                                Nine Months  Twelve Months
                                   Ended         Ended     Year Ended December 31,
                               September 30, September 30, ----------------------------
                                   2001          2001      2000  1999  1998  1997  1996
                               ------------- ------------- ----  ----  ----  ----  ----
      Ratio of Earnings to
       Fixed Charges..........      2.2x          2.1x     2.0x  2.7x  2.8x  1.7x  4.0x

   These computations include us and our subsidiaries. For these ratios, "earnings" is determined by adding net income (including total allowances for funds used during construction) plus current and deferred income taxes. "Fixed charges" consists of interest charges, amortization of debt expenses, amounts representing the interest factors of nuclear fuel rental expense and of a long-term power purchase contract accounted for as a capital lease, an amount equal to the earnings before income taxes that would be required to pay preferred dividends of wholly owned subsidiaries, and distributions on preferred securities of a subsidiary trust. The ratios reflect the operations of WICOR, Inc., our subsidiary, since April 26, 2000, the date of acquisition.

   As Wisconsin Energy itself did not have any preferred stock outstanding, and therefore did not pay any preferred stock dividends during the periods indicated above, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

                                USE OF PROCEEDS

   We estimate the net proceeds to us from the offering to be approximately $296.7 million, after deducting underwriting discounts and other offering expenses. We intend to use the net proceeds from the offering to repay a portion of our outstanding commercial paper as it matures. Our short-term commercial paper approximated $600 million at October 31, 2001, with a weighted average interest rate of approximately 2.5% and an average maturity of less than 30 days.

                                 CAPITALIZATION

   The table below shows our capitalization: (a) on an actual consolidated basis; and (b) on an as adjusted basis to reflect the issuance of the notes and the anticipated repayment of short-term borrowings with the net proceeds, after payment of the underwriters' discount and estimated offering expenses.

                                                     As of September 30, 2001
                                                   ----------------------------
                                                                As Adjusted
                                                            -------------------
                                                    Actual   Amount  Percentage
                                                   -------- -------- ----------
                                                     (in millions)
Short-term debt..................................  $  561.5 $  264.8     4.1%
Long-term debt (including current maturities)....   3,560.7  3,860.7    60.2%
Company-obligated mandatorily redeemable
 preferred securities of subsidiary trust holding
 solely debentures of the company................     200.0    200.0     3.1%
Preferred stock..................................      30.4     30.4     0.5%
Common equity....................................   2,062.6  2,062.6    32.1%
                                                   -------- --------   -----
    Total capitalization.........................  $6,415.2 $6,418.5   100.0%
                                                   ======== ========   =====

                        DESCRIPTION OF THE SENIOR NOTES

   We will issue the notes under the indenture, dated as of March 15, 1999, between Wisconsin Energy and Bank One Trust Company, National Association (as successor in interest to The First National Bank of Chicago), as trustee. The notes constitute senior debt securities, as described in the accompanying prospectus, and will contain all of the terms described in the accompanying prospectus under the heading "Description of Debt Securities." The notes will also contain the additional covenants and provisions regarding events of default as described below.

General

   Interest on the notes accrues at the rate of 5.50% per year. Interest will accrue from November 20, 2001 or from the most recent interest payment date to which interest has been paid or provided for. Interest is payable twice a year to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date. Interest payment dates will be June 1 and December 1 of each year, beginning on June 1, 2002. The notes will mature on December 1, 2008.

   We may from time to time without notice to, or the consent of, the holders of the notes create and issue further notes, equal in rank, of the same series and having the same terms (except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) as the notes being offered by this prospectus supplement.

   The notes will be unsecured and unsubordinated and will rank equally with all of our other unsecured and unsubordinated indebtedness and other obligations from time to time outstanding.

   The notes will be issued only in registered form in denominations of $1,000 and multiples thereof.

   The indenture provides for issuance from time to time of debentures, notes or other evidences of indebtedness of Wisconsin Energy in an unlimited amount. Additional securities may be issued under the indenture from time to time.

Redemption at Our Option

   The notes will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the notes plus 25 basis points, plus accrued interest to the redemption date.

   "Treasury Rate" means with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date; provided that, if the Reference Treasury Dealers shall determine that there is no such Comparable Treasury Issue, such rate per year shall be equal to the estimated semi-annual equivalent yield to maturity that a United States Treasury security having a maturity comparable to the remaining term of the notes would bear, if such security were available, such estimate to be made by the Reference Treasury Dealers on the basis of interpolation, extrapolation and other accepted financial practices, taking into account (a) the yields to maturity of United States Treasury securities of other maturities, (b) yields to maturity of other U.S. dollar denominated debt securities having a maturity comparable to the remaining term of the notes to be redeemed and (c) applicable interest rate spreads between United States Treasury securities and such other debt securities, all as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

   "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with Wisconsin Energy.

   "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means each of Banc of America Securities LLC, Bear, Stearns & Co. Inc., their respective successors, and three other primary U.S. Government securities dealers in The City of New York (a "Primary Treasury Dealer"), selected by Wisconsin Energy. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

   We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

   Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of the notes called for redemption.

Additional Covenants

 Limitation upon Liens on Stock of Certain Subsidiaries

   For so long as any notes remain outstanding, we will not create or incur or allow any of our subsidiaries to create or incur any pledge or security interest on any of the capital stock of Wisconsin Electric Power Company or Wisconsin Gas Company held by us or one of our subsidiaries on the issue date of the notes.

 Limitation upon Mergers, Consolidations, and Sales of Assets

   The indenture provides that we will not consolidate with or merge into, or transfer all or substantially all of our assets to, another company, unless:

  . that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

  . that company assumes by supplemental indenture all of our obligations under the indenture and the notes;

  . all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

  .  immediately after the transaction no default exists under the indenture.

   The successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions, and the notes. Thereafter the successor may exercise our rights and powers under the indenture and the notes, and all of our obligations under those documents will terminate.

Events of Default

   In addition to the events of default described in the accompanying prospectus under the heading "Description of Debt Securities--Defaults and Remedies," an event of default under the notes will include our failure to pay when due principal, interest or premium in an aggregate amount of $25 million or more with respect to any of our Indebtedness, or the acceleration of any of our Indebtedness aggregating $25 million or more which default is not cured, waived or postponed pursuant to an agreement with the holders of the Indebtedness within 60 days after written notice as provided in the indenture governing the notes, or the acceleration is not rescinded or annulled within 30 days after written notice as provided in the indenture governing the notes. As used in this paragraph, "Indebtedness" means the following obligations of Wisconsin Energy and its principal utility subsidiaries, Wisconsin Electric and Wisconsin Gas (and specifically excludes obligations of Wisconsin Energy's other subsidiaries and intercompany obligations):

  .  all obligations for borrowed money;

  . all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made;

  . all obligations under conditional sale or other title retention agreements relating to property purchased by us to the extent of the value of the property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of our business); and

  . all obligations issued or assumed as the deferred purchase price of property or services purchased by us which would appear as liabilities on our balance sheet.

                                  UNDERWRITING

   Wisconsin Energy and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the aggregate principal amount of notes indicated in the following table.

                                                                Principal Amount
                             Underwriter                            of Notes
                             -----------                        ----------------
      Banc of America Securities LLC...........................   $ 90,000,000
      Bear, Stearns & Co. Inc..................................     90,000,000
      Banc One Capital Markets, Inc. ..........................     36,000,000
      J.P. Morgan Securities Inc...............................     36,000,000
      U.S. Bancorp Piper Jaffray Inc...........................     36,000,000
      Robert W. Baird & Co. Incorporated.......................     12,000,000
                                                                  ------------
          Total................................................   $300,000,000
                                                                  ============

   Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

   The expenses of the offering, not including the underwriting discount, are estimated to be approximately $450,000 and are payable by us.

   The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes.

   In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because they have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments in respect thereto.

   We expect that delivery of the notes will be made against payment for the notes on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Notes that trade in the same-day funds settlement system of DTC settle on the trade date. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next succeeding four business days should consult their own advisors.

   In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. Bank One Trust Company, National Association, the trustee under the indenture for the notes, is an affiliate of Banc One Capital Markets, Inc. Frederick P. Stratton, Jr., a member of our board of directors, is also a director of Bank One Corporation, an affiliate of Banc One Capital Markets, Inc. In the event more than ten percent of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, this offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

   Banc of America Securities LLC and Bear, Stearns & Co. Inc. will make notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and Bear, Stearns & Co. Inc. and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and Bear, Stearns & Co. Inc. based on transactions the underwriters conduct through the system. Banc of America Securities LLC and Bear, Stearns & Co. Inc. will make notes available to their respective customers through the Internet distribution, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

                                 LEGAL MATTERS

   Quarles & Brady LLP, Milwaukee, Wisconsin, will pass upon the validity of the notes on our behalf. Cahill Gordon & Reindel, New York, New York, will act as legal counsel to the underwriters.

                      DOCUMENTS INCORPORATED BY REFERENCE

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings (File No. 1-9057) are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.

   The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. Please refer to "Where You Can Find More Information" in the accompanying prospectus. At the date of this prospectus supplement, the documents specifically incorporated by reference in the prospectus and this prospectus supplement are the documents listed under "Where You Can Find More Information" in the accompanying prospectus and our:

  .  Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

PROSPECTUS

                                  $500,000,000

                          WISCONSIN ENERGY CORPORATION

                                Debt Securities
                                Preferred Stock

                               ----------------

                              WEC CAPITAL TRUST II

                              Preferred Securities
                      Fully and Unconditionally Guaranteed
                             as described herein by
                          Wisconsin Energy Corporation

WISCONSIN ENERGY:

May issue and sell debt securities and preferred stock to the public.

THE WEC TRUST:

  . may issue and sell preferred securities (representing undivided beneficial interests in the trust) to the public; in which case it also

  .  will issue and sell common securities to Wisconsin Energy; and

  . will use the proceeds from these sales to buy a series of junior subordinated debentures from Wisconsin Energy with terms that correspond to the preferred securities.

   If a WEC Trust issues and sells trust preferred securities, Wisconsin
Energy:

  . will pay principal and interest on the junior subordinated debentures, subject to payment on its more senior debt;

  . may choose to distribute these junior subordinated debentures pro-rata to the preferred and common securities holders if it dissolves the trust;

  . will fully and unconditionally guarantee the preferred securities on a junior subordinated level based on:

    -- its obligations to make payments on the corresponding junior subordinated debentures;

    -- its obligations under the preferred securities guarantee (its payment obligations are subject to payment on all of its general liabilities); and

    -- its obligations under the trust agreement.

We urge you to read this prospectus and the prospectus supplement carefully before you make your investment decision.

--------------------------------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 28, 2001.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About this Prospectus.....................................................   3
Forward-Looking Statements and Cautionary Factors.........................   3
Wisconsin Energy..........................................................   4
The WEC Trusts............................................................   4
Use of Proceeds...........................................................   6
Ratio of Earnings to Fixed Charges........................................   6
Description of Debt Securities............................................   7
Description of Preferred Securities of WEC Capital Trust II...............  17
Description of Guarantees.................................................  27
Relationship Among the Preferred Securities, the Corresponding Junior
 Subordinated Debentures and the Guarantees...............................  30
Description of Wisconsin Energy Preferred Stock...........................  33
Book-Entry Issuance.......................................................  34
Plan of Distribution......................................................  36
Legal Matters.............................................................  37
Experts...................................................................  37
Where You Can Find More Information.......................................  38

                               ----------------

                             ABOUT THIS PROSPECTUS

   In this prospectus, "we", "us" and "Wisconsin Energy" refer to Wisconsin Energy Corporation. The terms "trust" and "WEC Trust" refer to WEC Capital Trust II, which is a Delaware statutory business trust that we have formed to issue its preferred securities, WEC Capital Trust I, which issued and sold $200 million of its preferred securities in 1999, or similar trusts that we may form in the future, as the context may require. We may form similar trusts should we determine to issue and sell trust preferred securities in addition to those that may be offered by WEC Capital Trust II and those issued and sold previously by WEC Capital Trust I.

   This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, Wisconsin Energy or WEC Capital Trust II may issue and sell to the public any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000.

   This prospectus provides you with only a general description of the securities we or the WEC Trust may issue and sell. Each time we or the trust issue and sell securities, we will provide a prospectus supplement that will contain specific information about the particular securities and terms of that offering. In the prospectus supplement, we will describe

  . the interest rate, payment dates, maturity and other terms of any debt securities that we issue and sell,

  . the specific designation, number of shares or fractional interests therein and any dividend, liquidation, redemption, exchange, voting, conversion and other rights, preferences and privileges of any preferred stock that we issue and sell, and/or

  . the rights to periodic cash distributions, payments on liquidation and other terms of the trust's preferred securities.

   The prospectus supplement will also describe the proceeds and uses of proceeds from the securities, together with the names and compensation of the underwriters through whom the securities are being issued and sold, and other important considerations for investors. It may also add to, update or change information contained in this prospectus.

   Unless we say otherwise in the prospectus supplement, we may redeem our debt securities for cash, or cause the trust to liquidate and give investors our debt securities in place of the trust's preferred securities.

               FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

   We have included or may include statements in this prospectus and any prospectus supplement (including documents incorporated by reference) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You will be able to recognize a forward-looking statement because it contains the words "anticipate," "believe," "estimate," "expect," "project," "objective" or a similar expression to identify it as a forward-looking statement.

   We caution you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in such forward-looking statements.

   In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors we have described under the captions "Factors Affecting Results of Operations" and "Cautionary Factors" in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Annual Report on Form 10-K or under similar captions in the other documents we have incorporated by reference.

                                WISCONSIN ENERGY

   Wisconsin Energy, a Wisconsin corporation, is a diversified holding company which conducts its operations primarily in three operating segments: a utility energy segment, a non-utility energy segment and a manufacturing segment. Our primary subsidiaries are Wisconsin Electric Power Company, Wisconsin Gas Company and WICOR Industries, Inc.

   Utility Energy Segment: The utility energy segment consists of: Wisconsin Electric, which serves electric customers in Wisconsin and the Upper Peninsula of Michigan, gas customers in Wisconsin and steam customers in metro Milwaukee, Wisconsin; Wisconsin Gas, which serves gas customers in Wisconsin and water customers in suburban Milwaukee, Wisconsin; and Edison Sault Electric Company, which serves electric customers in the Upper Peninsula of Michigan.

   Non-Utility Energy Segment: As of January 1, 2001, the non-utility energy segment consisted primarily of: Wisvest Corporation, which develops, owns and operates electric generating facilities and invests in other energy-related entities; WICOR Energy Services Company, which engaged in natural gas purchasing and marketing as well as energy and price risk management; and FieldTech, Inc., which provides meter reading and technology services for gas, electric and water utilities. During April 2001, the operations of WICOR Energy were merged into an unconsolidated affiliate of Wisconsin Energy. In May 2001, FieldTech was sold to an unaffiliated third party. Wisconsin Energy is pursuing a strategy to sell Wisvest's two existing non-utility power plants, located in the state of Connecticut, which would significantly reduce the size of current non-utility energy segment operations.

   Manufacturing Segment: The manufacturing segment consists of WICOR Industries, an intermediary holding company, and its three primary subsidiaries: Sta-Rite Industries, Inc., SHURflo Pump Manufacturing Co. and Hypro Corporation, which are manufacturers of pumps, water treatment products and fluid handling equipment with manufacturing, sales and distribution facilities in the United States and several other countries.

   Other: Other non-utility operating subsidiaries of Wisconsin Energy include primarily Minergy Corp., which develops and markets recycling technologies, and Wispark LLC, which develops and invests in real estate. In May 2000, Wisconsin Energy announced that it would sell approximately 80% of its portfolio of Wispark's assets, which is expected to significantly reduce the size of existing non-utility real estate operations.

   Wisconsin Gas, WICOR Energy, FieldTech and WICOR Industries were acquired by Wisconsin Energy as a result of the Company's acquisition of WICOR, Inc. on April 26, 2000. WICOR remains a subsidiary of Wisconsin Energy, functioning as an intermediary holding company of the historical WICOR companies.

   On January 1, 2001, Wisconsin Electric and Edison Sault, together with other unaffiliated Wisconsin utilities, transferred their electric transmission assets, with a net book value of approximately $255 million, to the new American Transmission Company LLC for a proportionate ownership interest.

   We are an exempt holding company by order of the SEC under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended. As a result, we are exempt from the provisions of that Act, other than with respect to certain acquisitions of securities of a public utility. Our principal executive offices are located at 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345.

                                 THE WEC TRUSTS

   WEC Capital Trust II is a statutory business trust that we have formed under Delaware law. For each WEC Trust, including that trust, there is a trust agreement signed by us as depositor, by Bank One Trust Company, National Association (successor to The First National Bank of Chicago) as property trustee, by Bank One Delaware, Inc. (formerly First Chicago Delaware Inc.) as Delaware trustee and by two of our employees as administrative trustees. For each trust there is also a certificate of trust filed with the Delaware Secretary of State. When we are ready to issue and sell securities through the trust we amend the trust agreement to read substantially like the form of amended and restated trust agreement that is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

The Issuance and Sale of the Trust Securities

   Each WEC Trust is created solely to:

  . issue and sell its trust securities (including the preferred securities and the common securities), which represent proportionate beneficial ownership interests in that WEC Trust and its assets;

  . use the proceeds from the sale of the trust securities to buy from us a series of our junior subordinated debentures, which will be the only assets of that WEC Trust;

  .  maintain its status as a grantor trust for federal income tax purposes;
     and

  . engage in only those other activities necessary or convenient to accomplish the other purposes.

Because each of the WEC Trusts' only assets will be junior subordinated debentures that we issue to it, our payments on those debt securities will be the only source of funds to be paid to purchasers or owners of its trust securities. Each of the WEC Trusts is a separate legal entity, so the assets of one will not be available to satisfy the obligations of any other similar trust we may create.

   We will acquire and own all of the common securities of each WEC Trust. The common securities will have an aggregate liquidation amount of at least 3% of the total capital of each WEC Trust. The remainder, representing up to 97% of the ownership interests in the WEC Trust, will be preferred securities of the WEC Trust which may be sold to the public. The common securities and the preferred securities will have substantially the same terms, including the same priority of payment, and will receive proportionate payments from the WEC Trust in respect of distributions and payments upon liquidation, redemption or otherwise at the same times, with one exception: if we default on the corresponding junior subordinated debentures that we issue to the WEC Trust and do not cure the default within the times specified in the indenture governing our issuance of our junior subordinated debentures, our rights to payments as holder of the common securities will be subordinated to the rights of the holders of the preferred securities. See "DESCRIPTION OF PREFERRED SECURITIES OF WEC CAPITAL TRUST II--Subordination of Common Securities."

   Unless we say otherwise in the applicable prospectus supplement, each WEC Trust will have a term of approximately 50 years. However, a WEC Trust may dissolve earlier as provided in the applicable trust agreement and the prospectus supplement.

   Each WEC Trust's business and affairs will be conducted by its trustees, whom we will appoint as holder of the common securities. Unless we say otherwise in the applicable prospectus supplement, the trustees for each WEC Trust will be:

  .  Bank One Trust Company, National Association, as the property trustee

  .  Bank One Delaware, Inc., as the Delaware trustee

  .  Two of our officers, as individual administrative trustees.

We refer to all of these trustees collectively as the "issuer trustees." Bank One Trust Company, National Association, as property trustee, will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. Unless we say otherwise in the applicable prospectus supplement, Bank One Trust Company, National Association will also act as trustee under our guarantee agreement relating to the preferred securities. See "DESCRIPTION OF GUARANTEES" and "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts."

   As the holder of the common securities of a WEC Trust, we will ordinarily have the right to appoint, remove or replace the property trustee or the Delaware trustee for each WEC Trust. However, if we are in default with respect to the corresponding junior subordinated debentures issued to that WEC Trust (and we haven't cured that default within the time specified in the indenture), then the holders of a majority in liquidation amount of that WEC Trust's outstanding preferred securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; we retain that right exclusively as the holder of the common securities. The duties and obligations of each issuer trustee are governed by the applicable trust agreement.

   Pursuant to the indenture and the trust agreement, we promise to pay all fees and expenses related to each WEC Trust and the offering of the preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each WEC Trust, except obligations under the preferred securities and the common securities.

   While the WEC Trusts have separate financial statements, these financial statements would not be material to holders of the preferred securities because the WEC Trusts have no independent operations. They exist solely for the limited functions summarized above. We will guarantee the preferred securities as described later in this prospectus.

   The WEC Trusts are treated as Wisconsin Energy's subsidiaries, and the accounts of the WEC Trusts are included in our financial statements. Currently the FASB is considering the classification of trust preferred securities within the balance sheet. Pending clarification from the FASB, the preferred securities are presented as a separate line item in our balance sheet and disclosures concerning the preferred securities, the guarantee and the junior subordinated debentures are included in the notes to the financial statements. We record distributions paid on the preferred securities as an expense.

   The principal executive office of each WEC Trust is c/o Wisconsin Energy Corporation, 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201, and its telephone number is (414) 221-2345.

                                USE OF PROCEEDS

   Each WEC Trust will use all of the proceeds it receives from the sale of its trust securities (including both the preferred securities and the common securities) to purchase from us the corresponding junior subordinated debentures. Our payments on these debentures will provide the funds for the trust's payments to purchasers of its trust securities. Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our debt securities (either to the trusts or directly to the public) or preferred stock to repay borrowings, for investments (including funding equity contributions to affiliates) and/or for other general corporate purposes. Pending disposition, we may temporarily invest any funds not required immediately for those purposes in U.S. Government Securities and other high quality U.S. securities. We expect to borrow money or sell securities from time to time, but we cannot predict the precise amounts or timing of doing so. For current information, look at our current filings with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our historical ratios of earnings to fixed charges are described below for the periods indicated.

                                Six Months   Twelve Months Year Ended December 31,
                                   Ended         Ended     ------------------------
                               June 30, 2001 June 30, 2001 2000 1999 1998 1997 1996
                               ------------- ------------- ---- ---- ---- ---- ----
      Ratio of Earnings to
       Fixed Charges..........     2.3x          2.1x      2.0x 2.7x 2.8x 1.7x 4.0x

   These computations include us and our subsidiaries. For these ratios, "earnings" is determined by adding net income (including total allowances for funds used during construction) plus current and deferred income taxes. "Fixed charges" consists of interest charges, amortization of debt expenses, amounts representing the interest factors of nuclear fuel rental expense and for a long-term power purchase contract accounted for as a capital lease, an amount equal to the earnings before income taxes that would be required to pay preferred dividends of wholly owned subsidiaries, and distributions on preferred securities of a subsidiary trust. The ratios reflect operations of WICOR, Inc. since April 26, 2000, the date of acquisition.

   As Wisconsin Energy itself did not have any preferred stock outstanding, and therefore did not pay any preferred stock dividends during the periods indicated above, the ratio of earnings to combined fixed charges and preference security dividends is the same as our ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

   The debt securities, including any junior subordinated debentures that we issue to a WEC Trust, will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities, including the junior subordinated debentures that are issued to the WEC Trusts. The debt securities will be issued in one or more series under the indenture described below between us and Bank One Trust Company, National Association, as trustee, dated as of March 15, 1999, and under a securities resolution (which may be in the form of a resolution or a supplemental indenture) authorizing the particular series.

   We have summarized selected provisions of the indenture below. The summary is not complete. The indenture and a form of securities resolution are filed as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series also has been or will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indenture. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision.

General

   The indenture does not significantly limit our operations. In particular, it does not:

  . limit the amount of debt securities that we can issue under the indenture;

  . limit the number of series of debt securities that we can issue from time to time;

  .  restrict the total amount of debt that we or our subsidiaries may incur;
     or

  . contain any covenant or other provision that is specifically intended to afford any holder of the debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

   As of the date of this prospectus, the $206.2 million of 6.85% Junior Subordinated Debentures due March 31, 2039 that were issued and sold to WEC Capital Trust I in March 1999 in connection with the issuance by WEC Capital Trust I of its 6.85% Trust Preferred Securities and the $550 million of 5.875% Senior Notes due April 1, 2006 and $450 million of 6.50% Senior Notes due April 1, 2011 that we issued and sold to the public in March 2001 are the only debt securities outstanding under the indenture. The ranking of a series of debt securities with respect to all of our indebtedness will be established by the securities resolution creating the series.

   Although the indenture permits the issuance of debt securities in other forms or currencies, the debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

Terms

   A prospectus supplement and a securities resolution relating to the offering of any series of debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

  . the designation, aggregate principal amount, currency or composite currency and denominations of the debt securities;

  . the price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

  . the maturity date and other dates, if any, on which the principal of the debt securities will be payable;

  . the interest rate or rates, if any, or method of calculating the interest rate or rates which the debt securities will bear;

  . the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  .  the manner of paying principal and interest on the debt securities;

  .  the place or places where principal and interest will be payable;

  . the terms of any mandatory or optional redemption of the debt securities by us, including any sinking fund;

  .  the terms of any conversion or exchange right;

  .  the terms of any redemption of debt securities at the option of holders;

  .  any tax indemnity provisions;

  . if payments of principal or interest may be made in a currency other than U.S. Dollars, the manner for determining such payments;

  . the portion of principal payable upon acceleration of any discounted debt security (as described below);

  . whether and upon what terms debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series);

  . whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

  . provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

  . the ranking of the debt securities, including the relative degree, if any, to which the debt securities of such series are subordinated to one or more other series of debt securities in right of payment, whether outstanding or not;

  . any provisions relating to extending or shortening the date on which the principal and premium, if any, of the debt securities of the series is payable;

  .  any provisions relating to the deferral of payment of any interest;

  . if the series of debt securities is to be issued to a WEC Trust, the forms of the related trust agreement and guarantee agreement;

  . the additions or changes, if any, to the indenture with respect to that series of debt securities to permit or facilitate the issuance of that series of debt securities to a WEC Trust; and

  . any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities. (Section 2.01)

   We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

   In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

   A holder of registered debt securities may request registration of a transfer upon surrender of the debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

   We may issue debt securities under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special United States federal income tax and other considerations applicable to discounted debt securities will be described in the related prospectus supplement. A discounted debt security is a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

   The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

Certain Covenants

   Any restrictive covenants which may apply to a particular series of debt securities will be described in the related prospectus supplement.

Ranking of Debt Securities

   Unless stated otherwise in a prospectus supplement, the debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets and will represent our unsecured debt.

   Because we are a holding company and conduct all of our operations through subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Various financing arrangements and regulatory requirements impose restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Under Wisconsin law, our utility subsidiaries are prohibited from loaning funds, either directly or indirectly, to us. The indenture does not limit us or our subsidiaries if we decide to issue additional debt. Some of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities.

   As of June 30, 2001, our direct obligations included approximately $0.3 billion of outstanding short-term debt (including short-term debt supported by multi-year bank back-up credit facilities), $1.0 billion of Senior Notes, and $206.2 million of our 6.85% Junior Subordinated Debentures due March 31, 2039 that were issued and sold to WEC Capital Trust I in March, 1999 in connection with its issuance and sale of 8,000,000 of its 6.85% Trust Preferred Securities (TRUPS(R)). In addition, our utility subsidiaries had approximately $1.9 billion of outstanding long-term debt and $0.2 billion of outstanding short-term debt, and our non-utility subsidiaries had approximately $0.4 billion of outstanding long-term debt and $0.3 billion of outstanding short-term debt. Outstanding preferred stock of Wisconsin Electric as of June 30, 2001 had an aggregate liquidation preference value of $30.4 million and was entitled to annual dividends of approximately $1.2 million.

Successor Obligor

   The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, another company, unless:

  . that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

  . that company assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons;

  . all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

  .  immediately after the transaction no default exists under the indenture.

   The successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Debt Securities

   Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

Defaults and Remedies

   Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of debt securities will occur if:

  . we default in any payment of interest on any debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

  . we default in the payment of the principal and premium, if any, of any debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

  . we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

  . we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

  .  pursuant to or within the meaning of any Bankruptcy Law we:

    --commence a voluntary case,

    --consent to the entry of an order for relief against us in an involuntary case,

    --consent to the appointment of a custodian for us or for all or substantially all of our property, or

    --make a general assignment for the benefit of our creditors;

  . a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

    --is for relief against us in an involuntary case,

    --appoints a custodian for us or for all or substantially all of our property, or

    --orders us to liquidate; or

  . there occurs any other event of default provided for in such series. (Section 6.01)

   The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

   A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the Trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

   If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or (except as provided in the next sentence) the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. In the case of a series issued to a WEC Trust, if, upon an event of default, the trustee or the holders of not less than 25% in aggregate principal amount of the series fail to declare the principal of all the debt securities of that series to be immediately due and payable, then the holders of 25% in aggregate liquidation amount of the preferred securities then outstanding shall have the right to do so by notice to us and to the trustee. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

   Except as provided in the next sentence, the holders of a majority in principal amount of a series of debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. In the case of a series of debt securities issued to a WEC Trust, the holders of a majority in aggregate liquidation amount of the preferred securities then outstanding shall also have the right to rescind the acceleration and its consequences with respect to such series, subject to the same conditions set forth above. (Section 6.02)

   If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

   In the case of a series issued to a WEC Trust, any holder of the related preferred securities of the WEC Trust shall have the right, upon the occurrence and continuance of an event of default with respect to the series following our failure to pay timely interest, principal or premium as described above, to sue us directly. In that lawsuit the holder of the related preferred securities can force us to pay to the holder the principal of, and premium, if any, and interest on, the debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by that holder. (Section 6.06)

   The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

   The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default under the indenture. A securities resolution may provide for a cross-default provision; in that case the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

   The indenture and the debt securities or any coupons of the series may be amended, and any default may be waived. Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. However, in the case of a series of debt securities issued to a WEC Trust, we are not permitted to adopt an amendment that adversely affects the holders of the preferred securities in any material respect, and no termination of the indenture shall occur, without the prior consent of the holders of not less than a majority in aggregate liquidation amount of the preferred securities then outstanding unless and until the principal (and premium, if any) of the debt securities of that series and all accrued and unpaid interest thereon have been paid in full. Furthermore, in the case of a series issued to a WEC Trust, no amendment can be made to the provisions of the indenture allowing holders of preferred securities to sue directly following our failure to make timely payments on the debt securities as described above without the prior consent of the holder of each preferred security then outstanding unless and until the principal (and premium, if any) of the debt securities of the series and all accrued and unpaid interest thereon have been paid in full. (Section 10.02)

   Without the consent of each debt security holder affected, no amendment or waiver may:

  . reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

  . reduce the interest on or change the time for payment of interest on any debt security (but this does not affect our right to elect to defer one or more payments of interest as described below under "Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts--Option to Extend Interest Payment Date");

  . change the fixed maturity of any debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

  . reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on acceleration thereof;

  . change the currency in which the principal or interest on a debt security is payable;

  . make any change that materially adversely affects the right to convert or exchange any debt security; or

  . waive any default in payment of interest on or principal of a debt security. (Section 10.02)

   Without the consent of any debt security holder, we may amend the indenture or the debt securities:

  .  to cure any ambiguity, omission, defect, or inconsistency;

  . to provide for the assumption of our obligations to debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

  . to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

  .  to create a series of debt securities and establish its terms;

  . to provide for a separate trustee for one or more series of debt securities; or

  . to make any change that does not materially adversely affect the rights of any debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

   Debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

   We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

   To exercise either defeasance option as to a series of debt securities, we must:

  . irrevocably deposit in trust (the "defeasance trust") with the trustee or another trustee money or U.S. government obligations;

  . deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

  . comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

U.S. government obligations are direct obligations of (a) the United States or
(b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or
(b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option. It also includes certificates representing an ownership interest in such obligations. (Section 8.02)

Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts

   General. The junior subordinated debentures that we issue to a WEC Trust may be issued in one or more series under the indenture with terms corresponding to the terms of a series of preferred securities issued by that WEC Trust. Concurrently with the issuance of each WEC Trust's preferred securities, the WEC Trust will invest the proceeds from the sale of the preferred securities and the consideration we pay for the common securities in a series of corresponding junior subordinated debentures that we will issue to the WEC Trust.

   Each series of corresponding junior subordinated debentures:

  .  will be unsecured;

  . will be in the principal amount equal to the aggregate stated liquidation amount of the preferred securities and the common securities of the WEC Trust; and

  . will rank equally with all other series of junior subordinated debt securities in terms of priority of payment.

   Unless provided otherwise in the prospectus supplement, holders of the preferred securities issued by a WEC Trust that owns a series of corresponding junior subordinated debentures will have the rights summarized above in connection with modifications to the indenture or upon occurrence of a trust event of default. See "Amendments and Waivers" and "Defaults and Remedies," above and "RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEES--Enforcement Rights of Holders of Preferred Securities."

   The prospectus supplement will describe specific terms relating to the offering of the corresponding junior subordinated debentures. See "DESCRIPTION OF DEBT SECURITIES--Terms."

   Unless otherwise specified in the applicable prospectus supplement, we will covenant, as to each series of corresponding junior subordinated debentures:

  . to maintain, directly or indirectly, 100% ownership of the common securities of the WEC Trust to which the corresponding junior subordinated debentures have been issued (provided that certain successors which are permitted pursuant to the indenture may succeed to our ownership of the common securities);

  .  not to voluntarily dissolve, wind-up or liquidate any WEC Trust, except:

    --in connection with a distribution of the junior subordinated debentures to the holders of the preferred securities in liquidation of the WEC Trust; or

    --in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement; and

  . to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such WEC Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

For additional covenants relating to payment of expenses of the WEC Trusts, see "DESCRIPTION OF PREFERRED SECURITIES OF WEC CAPITAL TRUST II--Payment of Expenses."

   Option to Extend Interest Payment Date. Unless otherwise stated in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of any series of corresponding junior subordinated debentures to defer payments of interest for a specified number of consecutive interest payment, or extension, periods. No extension period may extend beyond the maturity date of that series of corresponding junior subordinated debentures. We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, we will be obligated to pay all interest accrued and unpaid (together with interest on the unpaid interest to the extent permitted by applicable law.) United States federal income tax consequences and special considerations applicable to any corresponding junior subordinated debentures for which an extension period has been elected will be described in the applicable prospectus supplement. During any extension period, or while we are in default, we will be restricted in our ability to make payments or incur obligations related to our capital stock or debt securities ranking equal to or below the junior subordinated debentures.

   Prior to the termination of any extension period, we may further extend the interest payment period. However, the deferral period, together with all prior and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the junior subordinated debentures. After the termination of any deferral period and the payment of all amounts due, we may decide to begin a new deferral period, subject to the above requirements.

   If the property trustee is the sole holder of the series of junior subordinated debentures held by the WEC Trust, we will give the administrative trustee and the property trustee notice of our selection of any deferral period one business day prior to the earlier of:

  .  the next date distributions on the preferred securities are payable; or

  . the date the WEC Trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable.

If the property trustee is not the sole holder of the series of junior subordinated debentures, we will give the debenture holders notice of our selection of any deferral period ten business days prior to the earliest of:

  .  the next interest payment date; or

  . the date upon which we are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the junior subordinated debentures of the record or payment date of any related interest payment.

   Redemption. The junior subordinated debentures and the applicable securities resolution will provide the terms upon which we can redeem the junior subordinated debentures at our option, and will specify a date prior to which we will not be allowed to redeem the junior subordinated debentures, and after which we will have the right to redeem the junior subordinated debentures, in whole or in part, upon not less than 30 days nor more than 60 days notice to the holder of the junior subordinated debentures at a redemption price or prices stated in the applicable prospectus supplement.

   If the junior subordinated debentures are redeemed only in part, they will be redeemed pro rata or by lot or by any other method selected by the trustee. If a partial redemption of the corresponding junior subordinated debentures would result in delisting of the preferred securities issued by the WEC Trust from any national securities exchange or other self-regulatory organization on which the preferred securities are then listed, we will not be permitted to effect a partial redemption and may only redeem the corresponding junior subordinated debentures as a whole.

   Except as otherwise specified in the applicable prospectus supplement and subject to the provisions of the applicable securities resolution, if a Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of a WEC Trust occurs and is continuing, we have the option to redeem the corresponding junior subordinated debentures held by the WEC Trust, in whole but not in part, at any time within 90 days thereafter. If the applicable WEC Trust is the holder of all outstanding corresponding junior subordinated debentures, the proceeds of the redemption will be used by the WEC Trust to redeem the corresponding preferred securities and common securities in accordance with their terms.

   "Tax Event" means that the applicable WEC Trust will have received an opinion of counsel (which may be counsel to us or an affiliate) experienced in such matters to the effect that, as a result of any

  . amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority, or

  . official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations, in each case which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of junior subordinated debentures pursuant to the applicable securities resolution, there is more than an insubstantial risk that:

  . the WEC Trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States Federal income tax with respect to income received or accrued on the junior subordinated debentures;

  . interest we pay on the corresponding junior subordinated debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States Federal income tax purposes; or

  . the WEC Trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   "Investment Company Event" means that the applicable WEC Trust will have received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of original issuance of the preferred securities by the WEC Trust, the WEC Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended.

   Restrictions on Certain Payments. Unless otherwise provided in the applicable prospectus supplement, we will promise, as to each series of junior subordinated debentures issued to a WEC Trust, that we and our subsidiaries will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, or

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated debentures, or

  . make any guarantee payments with respect to any of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the junior subordinated debentures other than:

  .  dividends or distributions payable in our common stock;

  . redemptions or purchases of any rights pursuant to our shareholder rights plan, if any, or any successor rights agreement, and the declaration of a dividend of rights or the issuance of stock under a rights agreement in the future;

  . payments under any guarantee relating to the preferred securities of a WEC Trust;

  . purchases of common stock related to the issuance of common stock under any benefit plans for our directors, officers or employees;

  .  obligations under any dividend reinvestment plan or stock purchase plan;
     and

  . purchases of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of a security being converted or exchanged for our capital stock.

These restrictions apply only if:

  .  at that time we have actual knowledge that an event has occurred that
     (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture with respect to the junior subordinated debentures of that series and (b) we shall not have taken reasonable steps to cure the event, or

  . the corresponding junior subordinated debentures are held by a WEC Trust which is the issuer of a series of related preferred securities, and we are in default with respect to payment of any obligations under the guarantee relating to those preferred securities, or

  . we shall have given notice of our selection of a deferral of interest extension period as provided pursuant to the securities resolution with respect to the corresponding junior subordinated debentures and shall not have rescinded the notice, or the extension period shall be continuing.

Regarding the Trustee

   Bank One Trust Company, National Association (successor to The First National Bank of Chicago) will act as trustee and registrar for debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. (Section 2.03) We may remove the trustee with or without cause if we notify the trustee three months in advance and if no default occurs during the three-month period. (Section 7.07) The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee.

   Bank One, N.A., an affiliate of the trustee, is a participating lender with respect to our existing credit agreements for our and Wisconsin Electric's commercial paper programs and administrative agent for WE's credit agreement and is a lender and administrative agent for a $75 million credit arrangement for the Wisconsin Electric Nuclear Fuel Trust. One of our directors is also a director of Bank One Corporation, the bank holding company parent of the bank.

          DESCRIPTION OF PREFERRED SECURITIES OF WEC CAPITAL TRUST II

   The following section describes the general terms and provisions of the preferred securities of WEC Capital Trust II to which a prospectus supplement may relate. The particular terms of the preferred securities offered by any WEC Trust and the extent to which any of these general provisions do not apply to its preferred securities will be described in the prospectus supplement relating to that WEC Trust and its preferred securities.

   Pursuant to the terms of the trust agreement for each WEC Trust, the administrative trustees are authorized to issue the preferred securities and the common securities on behalf of the WEC Trust. The preferred securities will represent beneficial ownership interests in the assets of the WEC Trust. The holders of the preferred securities will be entitled to a preference over holders of the common securities of the WEC Trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation. Holders of preferred securities will also have certain other benefits as described in the corresponding trust agreement.

   We have summarized selected provisions of the preferred securities and each trust agreement below. This summary is not complete. The form of trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act. Each of the WEC Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

   The preferred securities of a WEC Trust will rank equally, and payments on the preferred securities will be made pro rata, with the common securities of that WEC Trust except as described under "--Subordination of Common Securities." Legal title to the corresponding junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the related preferred securities and for us as holder of the common securities. Each guarantee agreement we execute for the benefit of the holders of a WEC Trust's preferred securities will be a guarantee on a junior subordinated basis with respect to the related preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the related WEC Trust does not have funds available to make such payments. See "DESCRIPTION OF GUARANTEES."

Distributions

   Distributions on the preferred securities will be cumulative, will accumulate from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. Except as specified in the applicable prospectus supplement, in the event that any date on which distributions are payable on the preferred securities is not a business day, payment of the distribution will be made on the next succeeding day that is a business day (without any interest or other payment in respect to the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

   A WEC Trust's preferred securities represent beneficial ownership interests in the assets of that WEC Trust. The distributions on each preferred security will be payable at a rate specified in the prospectus supplement for that preferred security. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum specified in the applicable prospectus supplement. Distributions on preferred securities as used in this prospectus includes any additional distributions unless otherwise stated.

   The revenue of each WEC Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding junior subordinated debentures it owns. Each WEC Trust will invest the proceeds from the issuance and sale of its trust securities in the corresponding junior subordinated debentures, and it will have no other assets. See "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts." If we do not make interest payments on the corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the related preferred securities. We have guaranteed the payment of distributions (if and to the extent the WEC Trust has funds legally available for the payment of distributions and cash sufficient to make the payments) on a limited basis as set forth herein under "DESCRIPTION OF GUARANTEES."

   Distributions on the preferred securities will be payable to the holders as they appear on the register of the WEC Trust on the relevant record dates, which, as long as the preferred securities remain in book-entry form, will be one business day prior to the relevant distribution date. Subject to any applicable laws and regulations and to the provisions of the applicable trust agreement, each distribution payment will be made as described under "BOOK-ENTRY ISSUANCE." In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement.

Payment of Expenses

   Pursuant to the indenture, we have agreed to pay all debts and obligations (other than distributions on the trust securities) and all costs and expenses of the WEC Trusts and to pay any and all taxes, duties, assessments or other governmental charges (other than United States withholding taxes) imposed by the United States or any other taxing authority. This includes, but is not limited to, all costs and expenses relating to the organization of the WEC Trusts, the fees and expenses of the property trustee, the Delaware trustee and the administrative trustees and all costs and expenses relating to the operation of the WEC Trusts. As a result, the net amounts received and retained by a WEC Trust after paying these fees, expenses, debts and obligations will be equal to the amounts the WEC Trust would have received and retained had no fees, expenses, debts and obligations been incurred by or imposed on it. Our promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against us, and we have agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the WEC Trust or any other person before proceeding against us. We will execute such additional agreements as may be necessary to give full effect to these promises.

Redemption or Exchange

   If we repay or redeem, in whole or in part, any junior subordinated debentures that have been issued to a WEC Trust, whether at maturity or earlier, the proceeds from the repayment or redemption shall be applied by the property trustee to redeem a like amount of the trust securities. The property trustee will give not less than 30 nor more than 60 days notice, and the redemption price will be equal to the sum of:

  .  the aggregate liquidation amount of the trust securities being redeemed;
     plus

  . accumulated but unpaid distributions on to the redeemed trust securities to the date of redemption; plus

  . the related amount of the premium, if any, that we pay upon the concurrent redemption of corresponding junior subordinated debentures.

See "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts--Redemption."

   If we are repaying or redeeming less than all of any series of junior subordinated debentures on a redemption date, then the proceeds from the repayment or redemption shall be allocated to redeem the related trust securities pro rata. The amount of premium, if any, that we pay to redeem all or any part of any series of any corresponding junior subordinated debentures will also be allocated to the redemption pro rata of the related trust securities.

   We will have the right to redeem any series of junior subordinated debentures:

  . subject to the conditions described under "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts--Redemption"; or

  .  as may be otherwise specified in the applicable prospectus supplement.

   We have the right to dissolve a WEC Trust at any time and, after satisfaction of any liabilities to creditors of the WEC Trust as provided by applicable law, to cause the corresponding junior subordinated debentures owned by the WEC Trust to be distributed to the holders of the related preferred securities and common securities in liquidation of the WEC Trust.

   If provided in the applicable prospectus supplement, we will have the right to extend or shorten the maturity of any series of junior subordinated debentures at the time that we exercise our right to elect to dissolve the related WEC Trust and cause the corresponding junior subordinated debentures to be distributed to the holders of the related preferred securities and common securities in liquidation of the WEC Trust. However, we can extend the maturity only if the conditions specified in the applicable prospectus supplement are met at the time the election is made and at the time of the extension.

   After the liquidation date fixed for any distribution of corresponding junior subordinated debentures to the holders of any series of preferred securities:

  . that series of preferred securities will no longer be deemed to be outstanding;

  . The Depository Trust Company (DTC) or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered in the distribution; and

  . any certificates representing that series of preferred securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation amount of that series of preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on that series of preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

   We cannot predict the market prices for the preferred securities or the corresponding junior subordinated debentures that may be distributed in exchange for preferred securities. As a result, the preferred securities that an investor may purchase, or the corresponding junior subordinated debentures that an investor may receive on dissolution and liquidation of a WEC Trust, may trade at a lower price than the investor paid to purchase the preferred securities.

Redemption and Exchange Procedures

   Any preferred securities that are redeemed on any redemption date will receive the redemption price from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related WEC Trust has funds on hand available for the payment of such redemption price. See "Subordination of Common Securities."

   If a WEC Trust gives a notice of redemption in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. See "BOOK-ENTRY ISSUANCE." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the preferred securities.

   Nevertheless, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the preferred securities called for redemption will cease, except the right of the holders of the preferred securities to receive the redemption price, but without interest on the redemption price, and the preferred securities will cease to be outstanding.

   Except as specified in the applicable prospectus supplement, in the event that any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay). However, if the next business day is in the next calendar year, the redemption price will be payable on the preceding business day. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the WEC Trust or by us pursuant to the guarantee as described under "DESCRIPTION OF GUARANTEES," then:

  . distributions on those preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the WEC Trust for those preferred securities to the date the redemption price is actually paid; and

  . the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

   Payment of the redemption price on the preferred securities and any distribution of corresponding junior subordinated debentures to holders of preferred securities will be made to the applicable record holders thereof as they appear on the register for the preferred securities on the relevant record date. Except as provided in the next sentence, the record date will be one business day prior to the relevant redemption date or liquidation date, as applicable. However, if any preferred securities are not in book-entry form, the relevant record date for those preferred securities shall be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

   If less than all of the preferred securities and common securities issued by a WEC Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of the two classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption. The property trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at the holder's registered address. Unless we default in payment of the redemption price on the corresponding junior subordinated debentures, on and after the redemption date interest ceases to accrue on the corresponding junior subordinated debentures or portions thereof (and distributions cease to accrue on the related preferred securities or portions thereof) called for redemption.

Subordination of Common Securities

   Payment of distributions on, and the redemption price of, each WEC Trust's preferred securities and common securities, as applicable, generally shall be made pro rata based on the liquidation amount of the preferred securities and of the common securities. However, if on any distribution date or redemption date an event of default with respect to any corresponding junior subordinated debenture shall have occurred and be continuing, then:

  . neither we nor the WEC Trust shall pay any distribution on, or redemption price of, any of the WEC Trust's common securities, and neither we nor the WEC Trust shall make any other payment on account of the redemption, liquidation or other acquisition of such common securities, unless

    --all accumulated and unpaid distributions on all of the WEC Trust's outstanding preferred securities are paid in cash for all distribution periods terminating on or prior to any payment on the common securities, and

    --in the case of a payment of the redemption price, the full amount of the redemption price on all of the WEC Trust's outstanding preferred securities then called for redemption shall have been paid or provided for; and

  . all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the WEC Trust's preferred securities then due and payable.

   In the case of any event of default with respect to any corresponding junior subordinated debentures, we (as holder of the WEC Trust's common securities) will be deemed to have waived any right to act with respect to the event of default under the applicable trust agreement until the effect of all events of default with respect to such preferred securities has been cured, waived or otherwise eliminated. Until any events of default under the applicable trust agreement with respect to the preferred securities have been cured, waived or otherwise eliminated, the property trustee is required to act solely on behalf of the holders of the preferred securities and not on our behalf as holder of the WEC Trust's common securities, and only the holders of such preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

   Pursuant to each trust agreement, each WEC Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

  .  specified events relating to our bankruptcy, dissolution or liquidation;

  . our written direction to the property trustee, as depositor, to dissolve the WEC Trust and distribute the corresponding junior subordinated debentures to the holders of the preferred securities in exchange for the preferred securities (which direction is optional and wholly within our discretion as depositor);

  .  the redemption of all of the WEC Trust's trust securities; and

  . the entry of an order for the dissolution of the WEC Trust by a court of competent jurisdiction.

   If an early dissolution occurs in any manner except by the redemption of all of the trust securities, then the WEC Trust will be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible. Except as provided in the next sentence, the issuer trustees shall distribute (after satisfaction of any liabilities to creditors of such WEC Trust as provided by applicable law) to the holders of such trust securities a like amount of the corresponding junior subordinated debentures. However, if such a distribution is determined by the property trustee not to be practical, the holders of the trust securities will be entitled to receive out of the assets of the WEC Trust available for distribution to holders (after satisfaction of any liabilities to creditors of the WEC Trust as provided by applicable law) a liquidation distribution in an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accrued and unpaid distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the WEC Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the WEC Trust on its preferred securities will be paid on a pro rata basis.

   As the holder of the WEC Trust's common securities, we will be entitled to receive distributions upon any liquidation pro rata with the holders of its preferred securities. However, if an event of default relating to the corresponding junior subordinated debentures has occurred and is continuing, the preferred securities will have a priority over the common securities.

Events of Default; Notice

   Any one of the following events constitutes a trust "event of default" under each trust agreement with respect to the preferred securities issued thereunder (whatever the reason for the trust event of default):

  . the occurrence of an event of default with respect to a corresponding series of junior subordinated debentures issued under the indenture to the trust (see "DESCRIPTION OF DEBT SECURITIES--Defaults and Remedies"); or

  . default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 60 days; or

  . default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable; or

  . default in the performance, or breach, in any material respect, of any covenant or warranty of the issuer trustees in the trust agreement (other than a default in the payment of any distribution or any redemption price as provided above), and continuation of that default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting issuer trustee or trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities of the applicable WEC Trust, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "notice of default" under the trust agreement; or

  . the occurrence of specified events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

   Within 90 days after the occurrence of any trust event of default actually known to the property trustee, the property trustee is required to transmit notice of the trust event of default to the holders of the WEC Trust's preferred securities, to the administrative trustees and to us, as depositor, unless the trust event of default shall have been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we each are in compliance with all the conditions and covenants applicable to us under each trust agreement.

   If an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the preferred securities shall have a preference over the common securities upon termination of the WEC Trust as described above. See "Liquidation Distribution upon Dissolution." The existence of a trust event of default does not entitle the holders of preferred securities to cause the redemption of the preferred securities.

Removal of Issuer Trustees

   We as the holder of the common securities may remove an administrative trustee at any time. Unless an event of default with respect to a corresponding junior subordinated debenture shall have occurred and be continuing, we as the holder of the common securities may also remove the property trustee or the Delaware trustee at any time. If a trust event of default resulting from an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees: that right belongs exclusively to us as the holder of the common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the applicable trust agreement.

Co-trustees and Separate Property Trustee

   Unless a trust event of default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we (as the holder of the common securities) and the administrative trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. In case an event of default with respect to a corresponding junior subordinated debenture has occurred and is continuing, the property trustee alone will have power to make such an appointment.

Merger or Consolidation of Issuer Trustees

   Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under each trust agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of the WEC Trusts

   A WEC Trust may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below, as described in "Liquidation Distribution upon Dissolution" or as described in the prospectus supplement with respect to the preferred securities. A WEC Trust may, at our request, with the consent of the administrative trustees and without the consent of the property trustee, the Delaware trustee or the holders of the preferred securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that:

  . the successor entity either (a) expressly assumes all of the obligations of the WEC Trust with respect to the preferred securities or (b) substitutes for the preferred securities other successor securities having substantially the same terms as the preferred securities so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

  . the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed, if any;

  . the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by a nationally recognized statistical rating organization;

  . the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

  . the successor entity has a purpose substantially similar to that of the WEC Trust;

  . prior to the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the WEC Trust experienced in such matters to the effect that

    --the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and

    --following the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the WEC Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

  . we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the general provisions described above, a WEC Trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause the WEC Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

   The holders of the preferred securities will have only the voting rights described below and under "DESCRIPTION OF GUARANTEES--Amendments and Assignment," plus any voting rights required by law.

   Each trust agreement may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the preferred securities:

  . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way which is consistent with the other provisions of the trust agreement; or

  . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the WEC Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the WEC Trust will not be required to register as an "investment company" under the Investment Company Act.

However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of trust securities. Any amendment of the trust agreement becomes effective when we give notice of the amendment to the holders of the trust securities.

   Each trust agreement may be amended by us and the issuer trustees with:

  . the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities; and

  . receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not affect the WEC Trust's status as a grantor trust for United States federal income tax purposes or the WEC Trust's exemption from status as an "investment company" under the Investment Company Act.

However, without the consent of each holder of trust securities, no amendment may:

  . change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  . restrict the right of a holder of trust securities to sue for the enforcement of any distribution payment.

   The property trustee is required to notify each holder of preferred securities whenever the property trustee is notified of a default with respect to the corresponding junior subordinated debentures. Furthermore, so long as any junior subordinated debentures are held by the property trustee, the issuer trustees are not permitted to:

  . direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or execute any trust or power conferred on the property trustee with respect to the corresponding junior subordinated debentures;

  . waive any past default that is waivable under the indenture governing the junior subordinated debentures;

  . exercise any right to rescind or annul a declaration that the principal of all the corresponding junior subordinated debentures shall be due and payable; or

  . give a required consent to any amendment, modification or termination of the indenture, the applicable securities resolution or the corresponding junior subordinated debentures unless, in each case, they first obtain the approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where the indenture requires the consent of each affected holder of corresponding junior subordinated debentures, the property trustee cannot give the consent without first obtaining the consent of each holder of the related preferred securities. The issuer trustees cannot revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities.

   In addition to obtaining approval of the holders of the preferred securities as described above, the issuer trustees are required to obtain an opinion of counsel to the effect that the proposed action will not cause the WEC Trust to be classified as a corporation for United States federal income tax purposes.

   Any required approval of holders of preferred securities may be given either at a meeting of holders of preferred securities or pursuant to a written consent. The property trustee must notify record holders of preferred securities of any meeting in the manner set forth in each trust agreement.

   No vote or consent of the holders of preferred securities will be required for a WEC Trust to redeem and cancel its preferred securities in accordance with the applicable trust agreement.

   Whenever holders of preferred securities are entitled to vote or consent under any of the circumstances described above, neither we nor the issuer trustees will be permitted to vote. For purposes of any vote or consent, any of the preferred securities that we own (or that are owned by the issuer trustees or our affiliates) will be treated as if they were not outstanding.

Payment and Paying Agency

   The depositary for the preferred securities will make payments in respect of the preferred securities by crediting the relevant accounts at the depositary on the applicable distribution dates. If any WEC Trust's preferred securities are not held by the depositary, then the paying agent will mail checks to registered holders of the preferred securities as their addresses appear on its Register. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and to us. The paying agent can resign upon 30 days' written notice to the property trustee and to us. If the property trustee resigns as paying agent, the administrative trustees will appoint a bank or trust company acceptable to the administrative trustees and to us to act as paying agent.

Registrar and Transfer Agent

   Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

   Each WEC Trust will register transfers of preferred securities without charge, but will require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The WEC Trusts will not register transfers of their preferred securities after the relevant preferred securities are called for redemption.

Information Concerning the Property Trustee

   The property trustee undertakes to perform only the duties that are specifically set forth in each trust agreement, other than during the continuance of a trust event of default. After a trust event of default, the property trustee is required to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee has no obligation to exercise any of its powers under the applicable trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. If no trust event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, then we will have the right to tell the property trustee which action to take unless the matter is one on which holders of preferred securities are entitled to vote. If we don't give any directions, the property trustee will take whatever action it deems advisable and in the best interests of the holders of the trust securities. The property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

   The administrative trustees are authorized and directed to operate the WEC Trusts in such a way that:

  .  no WEC Trust will be:

    --deemed to be an "investment company" required to be registered under the Investment Company Act; or

    --classified as an association taxable as a corporation for United
     States federal income tax purposes; and

  . the corresponding junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

We and the administrative trustees are authorized to take any lawful action (consistent with the certificate of trust of each WEC Trust and each trust agreement) that we and the administrative trustees determine in our discretion to be necessary or desirable for these purposes, as long as the action does not materially and adversely affect the interests of the holders of the related preferred securities.

   Holders of the preferred securities have no preemptive or similar rights.

   No WEC Trust may borrow money or issue debt or mortgage or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

   When the trust securities are issued, we will execute and deliver a guarantee agreement for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Bank One Trust Company, National Association will act as guarantee trustee under each guarantee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of the related WEC Trust's preferred securities.

   We have summarized certain provisions of the guarantees below. This summary is not complete. The form of the guarantee agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the guarantee agreement for provisions that may be important to you. Reference in this summary to preferred securities means that WEC Trust's preferred securities to which a guarantee relates.

General

   We will promise to pay the guarantee payments to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the WEC Trust may have or assert other than the defense of payment. The guarantee payments will rank equal to the corresponding junior subordinated debentures and will be junior and subordinated to our senior debt and subordinated debt. The guarantee payments include the following, to the extent not paid by or on behalf of the related WEC Trust:

  . any accumulated and unpaid distributions required to be paid on the preferred securities, but only if and to the extent that the applicable WEC Trust has funds on hand available for the distributions at that time;

  . the redemption price with respect to any preferred securities called for redemption, if and to the extent that the applicable WEC Trust has funds on hand available to pay the redemption price at that time; or

  . upon a voluntary or involuntary dissolution, winding up or liquidation of a WEC Trust (unless the corresponding junior subordinated debentures are distributed to the holders of the preferred securities), the lesser of:

    --the liquidation distribution; and

    --the amount of assets of the applicable WEC Trust remaining available for distribution to holders of preferred securities.

   Our obligation to make a guarantee payment may be satisfied either by our direct payment of the required amounts to the holders of the applicable preferred securities or by causing the WEC Trust to pay them.

   Each guarantee will be an irrevocable guarantee on a junior subordinated basis of the related WEC Trust's obligations under the preferred securities, but will apply only to the extent that the related WEC Trust has funds sufficient to make the required payments. The guarantee is a guarantee of payment, not a guarantee of collection.

   If we do not make interest payments on the corresponding junior subordinated debentures held by a WEC Trust, the WEC Trust will not be able to pay distributions on the preferred securities. Each guarantee will rank subordinate and junior in right of payment to all of our senior indebtedness and subordinated indebtedness. See "Status of the Guarantees." Also, all of our consolidated operating assets are owned by our subsidiaries, and most are owned by regulated utilities. Various financing arrangements and regulatory requirements impose restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Under Wisconsin law, our utility subsidiaries are prohibited from loaning funds, either directly or indirectly, to us. We rely on funds obtained from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, our obligations under the guarantees will be effectively subordinated to all existing and future liabilities of, and preferred stock issued by, our subsidiaries and could be affected by regulatory limitations. See "DESCRIPTION OF DEBT SECURITIES--General" and "Ranking of Debt Securities." Except as otherwise provided in the applicable prospectus supplement, we and our subsidiaries are not limited in the amount of secured or unsecured debt that we may have outstanding. See the prospectus supplement relating to any offering of preferred securities.

   We have also agreed to guarantee the obligations of the WEC Trusts with respect to the common securities to the same extent as the guarantee to holders of the preferred securities. However, if there is an event of default with respect to a corresponding junior subordinated debenture, holders of preferred securities will have priority over holders of common securities.

   Our obligations described herein and in any accompanying prospectus supplement, through the applicable guarantee agreement, the applicable trust agreement, the corresponding junior subordinated debentures, and the applicable securities resolution under the indenture, taken together, constitute our full, irrevocable and unconditional guarantee of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the WEC Trust's obligations under the preferred securities. See "THE WEC TRUSTS," "DESCRIPTION OF PREFERRED SECURITIES OF WEC CAPITAL TRUST II," and "DESCRIPTION OF DEBT SECURITIES--Certain Provisions Relating to Junior Subordinated Debentures Issued to the WEC Trusts."

Status of the Guarantees

   Each guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior debt and subordinated debt.

   Each guarantee will rank equally with all other guarantees we issue relating to preferred securities issued by the WEC Trusts. Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first suing anyone else). Each guarantee will be held for the benefit of the holders of the related preferred securities. Each guarantee will be discharged only by payment of the guarantee payments in full (to the extent not paid by the WEC Trust) or by distribution of the corresponding junior subordinated debentures to the holders of the preferred securities. None of the guarantees places a limitation on the amount of additional senior indebtedness or subordinated indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness or subordinated indebtedness.

Amendments and Assignment

   Except with respect to any changes which do not adversely affect the rights of holders of the related preferred securities in any material respect (in which case no vote will be required), no guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related outstanding preferred securities. The manner of obtaining any required approval will be as set forth under "DESCRIPTION OF PREFERRED SECURITIES OF WEC CAPITAL TRUST II--Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each guarantee agreement will bind our successors, assigns, receivers, trustees and representatives and will benefit the holders of the related preferred securities then outstanding.

Events of Default

   We will be in default under any guarantee agreement if (a) we don't make required payments or (b) we are notified that we haven't performed some other obligation and have not cured that failure within 90 days.

   The holders of a majority in aggregate liquidation amount of the related preferred securities have the right:

  . to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee agreement; or

  . to direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

Holders of a majority in aggregate liquidation amount of the related preferred securities also have the right to waive any past event of default and its consequences.

   Any holder of the preferred securities may institute a legal proceeding directly against us to enforce the WEC Trust's rights under the guarantee agreement without first instituting a legal proceeding against the WEC Trust, the guarantee trustee or anyone else.

   As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee agreement.

Information Concerning the Guarantee Trustee

   The guarantee trustee promises to perform only the duties that are specifically set forth in each guarantee agreement, other than during the occurrence and continuance of a default by us in performance of any guarantee. After we default and while the default continues, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee agreement at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so.

Termination of the Guarantees

   Each guarantee will terminate upon full payment of the redemption price of the related preferred securities, upon full payment of the amounts payable upon liquidation of the related WEC Trust or upon distribution of corresponding junior subordinated debentures to the holders of the related preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

Governing Law

   Each guarantee agreement will be governed by and construed in accordance with the laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
                               AND THE GUARANTEES

Full and Unconditional Guarantee

   We irrevocably guarantee payments of distributions and other amounts due on the preferred securities (to the extent the applicable WEC Trust has funds available for the payment of the distributions) as and to the extent set forth under "DESCRIPTION OF GUARANTEES." Taken together, our obligations under each series of corresponding junior subordinated debentures, the related securities resolution, the indenture, the related trust agreement and the related guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the WEC Trust's obligations under the preferred securities.

   If and to the extent that we do not make payments on any series of corresponding junior subordinated debentures, the WEC Trust will not pay distributions or other amounts due on its preferred securities. The guarantees do not cover payment of distributions when the related WEC Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of a series of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to such holder. Our obligations under each guarantee are subordinate and junior in right of payment to all of our senior indebtedness and subordinated indebtedness.

Sufficiency of Payments

   As long as all payments are made when due on each series of corresponding junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the related preferred securities. This is primarily because:

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

  . the aggregate principal amount of each series of corresponding junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the related preferred securities and related common securities;

  . the interest rate and interest and other payment dates on each series of corresponding junior subordinated debentures will match the distribution rate and distribution and other payment dates for the related preferred securities;

  . we, as borrower, have promised to pay any and all costs, expenses and liabilities of each WEC Trust except the WEC Trust's obligations under its preferred securities; and

  . each trust agreement provides that the WEC Trust will not engage in any activity that is not consistent with the limited purposes of the WEC Trust.

   We have the right to set-off any payment we are otherwise required to make under the indenture if and to the extent we have already made, or are concurrently making, a payment under the related guarantee agreement.

Enforcement Rights of Holders of Preferred Securities

   A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee agreement without first instituting a legal proceeding against the guarantee trustee, the related WEC Trust or anyone else.

   Our default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, our senior or subordinated indebtedness, the subordination provisions of the applicable securities resolution will provide that no payments may be made in respect of the corresponding junior subordinated debentures until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Our failure to make required payments on any series of corresponding junior subordinated debentures would constitute a trust event of default.

Limited Purpose of WEC Trusts

   Each WEC Trust's preferred securities evidence undivided beneficial ownership interests in the assets of that WEC Trust, and each WEC Trust exists for the sole purposes of issuing its preferred securities and common securities, investing the proceeds in corresponding junior subordinated debentures and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a preferred security and a holder of a corresponding junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the WEC Trust (or from us under the applicable guarantee agreement) if and to the extent the WEC Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

   Upon any voluntary or involuntary dissolution of any WEC Trust involving the liquidation of the corresponding junior subordinated debentures, the holders of the related preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of the WEC Trust (and after satisfaction of creditors of the WEC Trust as provided by applicable law). See "DESCRIPTION OF PREFERRED SECURITIES OF WEC CAPITAL TRUST II--Liquidation Distribution upon Dissolution." If we become subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the corresponding junior subordinated debentures, would be one of our junior subordinated creditors. The property trustee would be subordinated in right of payment to all of our senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before our stockholders receive payments or distributions. We are the guarantor under each guarantee agreement and pursuant to the indenture, as borrower, have agreed to pay all costs, expenses and liabilities of each WEC Trust (other than the WEC Trust's obligations to the holders of its preferred securities). Accordingly, in the event of our liquidation or bankruptcy the positions of a holder of preferred securities and of a holder of corresponding junior subordinated debentures are expected to be substantially the same relative to our other creditors and to our stockholders.

                DESCRIPTION OF WISCONSIN ENERGY PREFERRED STOCK

   As of the date of this prospectus, the authorized capital stock of Wisconsin Energy consisted of 325,000,000 shares of common stock, $.01 par value per share, of which 116,951,770 shares were outstanding on August 31, 2001, and 15,000,000 shares of preferred stock, $.01 par value per share, of which none were outstanding.

   Under the Wisconsin Energy articles of incorporation, subject to any approval of the SEC which may be required under the Public Utility Holding Company Act of 1935 should Wisconsin Energy become a registered holding company under that Act, the Wisconsin Energy board is authorized to divide the Wisconsin Energy preferred stock into series, to issue shares of any series and, within the limitations set forth in the Wisconsin Energy articles or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established, including the dividend rate, redemption price and terms, amount payable upon liquidation, and any sinking fund provisions, conversion privileges and voting rights.

   This summary highlights selected information about the preferred stock that we may issue; it may not contain all of the information that is important to you. We encourage you to read our articles of incorporation and bylaws and the articles of amendment creating any particular series of preferred stock because they, and not this summary, along with the relevant provisions of the Wisconsin Business Corporation Law, will define the rights of holders of preferred stock. Our articles of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part, and we will file or incorporate by reference as an exhibit to the registration statement any articles of amendment creating a series of preferred stock. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

   The specific terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement will be described in the prospectus supplement. The terms of the offered preferred stock may differ from the terms set forth below if so indicated in the prospectus supplement.

   Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock offered hereunder, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable, and unless otherwise specified, holders of preferred stock will have no preemptive rights. Shareholders are subject to potential personal liability under section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees of the company for services performed for the company, but not exceeding six months' service in any one case.

   You should read the prospectus supplement for the terms of any series of preferred stock offered, including the following:

  .  the designation of the series;

  . the number of shares of the preferred stock offered, the liquidation preference per share and the offering price per share of the preferred stock;

  . the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculating such rates, periods or dates applicable to that series of preferred stock;

  . the date from which dividends on the preferred stock will accumulate, if applicable;

  .  the liquidation rights of the preferred stock;

  . the procedures for auction or remarketing, if any, of the preferred stock;

  .  the sinking fund provisions, if applicable, for the preferred stock;

  .  the redemption provisions, if applicable, for the preferred stock;

  . whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period, or the method of determining these things;

  . whether the preferred stock will have voting rights and the terms of the voting rights, if any;

  .  whether the preferred stock will be listed on any securities exchange;

  . whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities; and

  . any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

   The applicable prospectus supplement will also contain a discussion of any material United States federal income tax considerations relevant to the purchase and ownership of preferred stock offered by the prospectus supplement.

                              BOOK-ENTRY ISSUANCE

   The debt securities, preferred securities and corresponding junior subordinated debentures of a series and Wisconsin Energy preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the applicable prospectus supplement. The depositary will be DTC unless otherwise indicated in the applicable prospectus supplement. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

   DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   We expect that pursuant to procedures established by DTC, upon the deposit of one or more global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the ownership interest represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

   So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of any related debt securities, preferred securities and corresponding junior subordinated debentures of a series of preferred stock represented by the global security for all purposes under the indenture and the securities. In addition, as a beneficial owner of an interest in a global security, you will not be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the underlying debt securities, preferred securities or corresponding junior subordinated debentures or preferred stock that are represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated debt securities, preferred securities or corresponding junior subordinated debentures or preferred stock and will not be considered to be the owner or holder of any debt securities, preferred securities or corresponding junior subordinated debentures or preferred stock under the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take the action, and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

   Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

   DTC has advised us that it will take any action permitted to be taken by a holder of interests in a global security only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate ownership interest in the global security as to which the participant or participants has or have given the direction.

   We and the WEC Trusts expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners and the voting rights of direct participants, indirect participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to DTC's partnership nominee, Cede & Co., as the registered holder of the book-entry securities.

   As long as the book-entry securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities (other than distribution payments on the preferred securities or corresponding junior subordinated debentures) will be made by us in immediately available funds to DTC. Distribution payments on the preferred securities or the corresponding junior subordinated debentures will be made by the relevant trustee to DTC. We and the WEC Trusts have been advised that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the WEC Trust (as applicable) or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the relevant trustee (as applicable), disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of direct and indirect participants.

   Unless otherwise specified in the applicable prospectus supplement, if a depositary for a series of preferred securities or preferred stock is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual preferred securities of such series or preferred stock in exchange for the global security representing that series of preferred securities or preferred stock. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the preferred securities or preferred stock, determine not to have any preferred securities of a series or preferred stock represented by one or more global securities and, in that event, will issue individual preferred securities or preferred stock of that series in exchange for the global security or securities representing that series of preferred securities or preferred stock. Further, if we so specify with respect to preferred securities or preferred stock of a series, an owner of a beneficial interest in a global security representing preferred securities or preferred stock of that series may, on terms acceptable to us, the property trustee and the depositary for such global security, receive individual preferred securities or preferred stock of that series in exchange for that owner's beneficial interests, subject to any limitations described in the prospectus supplement relating to those preferred securities or preferred stock. In that instance, a Beneficial Owner in the global security will be entitled to physical delivery of individual preferred securities or preferred stock of the series represented by the global security equal in liquidation amount to such beneficial interest with respect to preferred securities and equal to the number of shares with respect to preferred stock and to have such preferred securities or preferred stock registered in its name. Individual preferred securities or preferred stock of the series so issued will be issued in the denominations set forth in the related prospectus supplement.

   DTC may discontinue providing its services as securities depositary with respect to debt securities at any time by giving reasonable notice to us or the indenture trustee. Under those circumstances, if we do not appoint a successor depositary within 90 days, we will issue individual definitive debt securities in exchange for all the global securities representing the debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities represented by global securities and, in that event, will issue individual definitive debt securities in exchange for all the global securities representing the debt securities. Individual definitive debt securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct.

   If the WEC Trust issues certificated preferred securities, they will be registered in the name of the security holder. The preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the registrar and transfer agent, Bank One Trust Company, National Association, 1 Bank One Plaza, Suite IL1-0126, Chicago, Illinois 60670-0126.

   Distribution payments will be made by check if the WEC Trust issues certificated preferred securities. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender the preferred security.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we and the WEC Trusts believe to be accurate, but we and the WEC Trusts assume no responsibility for the accuracy thereof. Neither we nor the WEC Trusts have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

   We and/or any WEC Trust may sell the securities covered by this prospectus in any one or more of the following ways from time to time: (a) to or through underwriters or dealers; (b) directly to one or more purchasers; (c) through agents; (d) through competitive bidding; or (e) any combination of the above. The prospectus supplement will set forth with respect to the securities being offered thereby the terms of the offering of those securities, including the name or names of any underwriters, the purchase price of those securities and the proceeds to us and/or a WEC Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which those securities may be listed. Only underwriters so named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

   If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by us and/or the applicable WEC Trust and described in the applicable prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for us and/or an applicable WEC Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

   Securities may also be sold directly by us and/or a WEC Trust or through agents designated by us from time to time. Any agent involved in the offering and sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or a WEC Trust to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the prospectus supplement, we and/or a WEC Trust will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us and/or a WEC Trust. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (a) the purchase by an institution of the particular securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the particular securities are being sold to underwriters, we and/or a WEC Trust shall have sold to such underwriters all of those securities other than the securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance by us or such institutional investors thereunder.

   If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, such intention and a description of such transactions will be described in the prospectus supplement.

   Agents and underwriters may be entitled under agreements entered into with us and/or the applicable WEC Trust to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

   Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon (a) for us by Quarles & Brady LLP, Milwaukee, Wisconsin, our legal counsel, (b) for the WEC Trusts (with respect to the validity of the preferred securities under Delaware law) by special Delaware counsel to us and the WEC Trusts named in the prospectus supplement relating to the preferred securities, and (c) for any underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

   The financial statements of Wisconsin Energy Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. and through our own web site at http://wisenergy.com. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed under the symbol "WEC." You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.

   The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC (File No. 1-9057) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

  .  Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

  . Current Reports on Form 8-K filed March 2, 2001, March 15, 2001, June 1, 2001, June 7, 2001, September 13, 2001 and September 21, 2001.

   You may request a copy of these documents at no cost by writing to us at the following address:

     Wisconsin Energy Corporation
     231 West Michigan Street
     P. O. Box 2949
     Milwaukee, Wisconsin 53201
     Attn: Mr. Thomas H. Fehring, Corporate Secretary
     Telephone: (414) 221-2662

   You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                                  $300,000,000

                      [WISCONSIN ENERGY CORPORATION LOGO]

                    5.50% Senior Notes due December 1, 2008

                        -------------------------------
                             PROSPECTUS SUPPLEMENT
                               November 13, 2001
                        -------------------------------

                               ----------------

                          Joint Book-Running Managers

                         Banc of America Securities LLC
                            Bear, Stearns & Co. Inc.


                               ----------------

                         Banc One Capital Markets, Inc.
                                   JPMorgan
                           U.S. Bancorp Piper Jaffray
                             Robert W. Baird & Co.
                                  Incorporated




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